Exhibit 99.1

cesca therapeutics REPORTS FISCAL year 2015 RESULTS

Notes Significant Advances in Leading Clinical Programs

Management will Hold a Conference Call Today at 2:00pm Pacific (5:00pm Eastern)

RANCHO CORDOVA, CA – September 17, 2015 – Cesca Therapeutics Inc. (NASDAQ: KOOL), an autologous cell-based regenerative medicine company, today reported financial results for the fourth quarter and year ended fiscal 2015 and provided an update on its progress.

“This first full year of operation for Cesca Therapeutics as a fully integrated regenerative medicine company has been challenging on a number of fronts,” commented Robin C. Stracey, the Company’s Chief Executive Officer. “While we have yet to come close to realizing the full potential of the merger that led to the formation of the Company, we have made very substantial progress. Our cord blood business has performed in line with expectation even as we have devoted an increasing proportion of our effort to the advancement of our clinical programs. In February we received approval from the India Drug Controller General (DCGI) for the commercialization of our MarrowXpressTM System in India, an approval that is fundamental to the bone marrow transplantation initiative we have underway in conjunction with our partner, Fortis Healthcare. In May we secured multi-site Institutional Ethics Committee (IEC) approval to initiate our 40 patient Phase II clinical trial for the treatment of acute myocardial infarction (AMI), also in India, using our proprietary SurgWerksTM–AMI and VXP System. In June we received FDA approval for the initiation of our Phase III pivotal clinical trial in the U.S. for the treatment of patients with late stage critical limb ischemia (CLI) using our SurgWerksTM–CLI and VXP System. These are ambitious programs that have the potential to significantly advance the safe and effective practice of regenerative medicine.”

Fourth Quarter 2015 Financial Results

Net revenues for the quarter ended June 30, 2015 were $3.7 million, compared to $3.8 million for the same period in 2014. The decrease in revenues of $136 thousand was primarily due to selling one fewer BioArchive device in the current year period.

Gross profit for the quarter ended June 30, 2015 was $0.9 million, compared to $1.2 million for the same period in the prior year. The decrease in gross profit of $292 thousand was primarily due to an increase in manufacturing overhead costs which contributed to a higher burden on volume of products sold.

Operating expenses for the quarter ended June 30, 2015 were $3.3 million, compared to $4.4 million for the same period in 2014, resulting in a reduction of $1.1 million. Contributing to the decrease were legal fees incurred in the prior year associated with defending certain claims against our Res-Q™ 60 (Res-Q) patents of $450 thousand, reduced audit fees of $400 thousand and $100 thousand related to open positions. These reductions were partially offset by increases in our clinical programs as we continue to prepare to initiate our pivotal clinical trial to treat CLI.

Net loss for the quarter ended June 30, 2015 was $2.4 million, compared to $2.9 million for the same prior year period. The net loss decreased by $493 thousand as the result of lower legal and audit fees partially offset by a decrease in our gross profit, increased costs in our clinical programs and a prior year deferred income tax benefit associated with intangible assets acquired during prior year’s merger with TotipotentRX.

Adjusted EBITDA loss was $1.8 million for the quarter ended June 30, 2015 compared to $2.7 million for the same period in the prior year. The adjusted EBITDA loss decreased by $891 thousand principally as the result of our lower net loss as described above.

Full Year Fiscal 2015 Financial Results

Net revenues for the full year ended June 30, 2015 were $16.0 million, which is comparable to $16.0 million for the same period in the prior year. Revenues from AXP disposables increased primarily due to an increase in direct shipments to one of our end-user customers who historically purchased from GE Healthcare. This increase was offset by a decrease in revenues on our BioArchive® devices as we shipped fewer units in fiscal 2015 and we deferred revenue until the completion of installation services on four devices based on the payment terms for a particular customer.

Gross profit for the year ended June 30, 2015 was $4.8 million, compared to $5.9 million for the same period in the prior year. The decrease in gross profit of approximately $1.1 million was primarily due to an increase in manufacturing overhead costs which contributed to a higher burden on volume of products sold.

Operating expenses for the year ended June 30, 2015 were $19.6 million, compared to $14.9 million for the same period in 2014, representing a year-over-year increase of $4.7 million. The increase is primarily due to costs associated with developing our clinical therapies programs of $2.5 million, increases in legal fees of $2.0 million, mainly associated with patent litigation, an increase in professional and legal fees of $450 thousand to analyze and begin remediation on our material weakness in governance practices, and an increase in employee severance costs of $448 thousand. These increases were offset by a decline in costs associated with the merger with TotipotentRX of $1.7 million.

Net loss for the year ended June 30, 2015 was $14.9 million, compared to a net loss of $8.6 million for the same prior year period. The increase in net loss of $6.3 million is the result of costs associated with developing our clinical therapies programs, increased patent litigation, legal fees to address our material weakness in governance practices and employee severance costs. Additionally, our net loss increased due to a prior year deferred income tax benefit associated with intangible assets acquired during prior year’s merger with TotipotentRX. These were offset by declines in costs associated with prior year’s merger with TotipotentRX.

Adjusted EBITDA loss was $12.1 million for the year ended June 30, 2015 compared to $7.4 million for the same period in the prior year. The increase in adjusted EBITDA net loss of $4.7 million is the result of our increase in net loss described above. This was offset by increased amortization of certain intangible assets acquired during the merger with TotipotentRX, an increase in stock based compensation, and a decline in costs associated with the prior year’s merger with TotipotentRX.

Cash at the end of the fourth quarter was $3.4 million compared to $14.8 million at the end of fiscal 2014. In August 2015, we sold senior secured convertible debentures of $15.0 million. At the initial closing on August 31, 2015, the Company received gross proceeds of $5.5 million. The remaining $9.5 million of gross proceeds will be deposited in our deposit control account and released after meeting certain milestones.

Non-GAAP Measures

In addition to the results reported in accordance with US GAAP, Cesca also uses a non-GAAP measure, adjusted EBITDA, to evaluate operating performance and to facilitate comparisons with historical results and trends. This financial measure is not a measure of financial performance under US GAAP and should not be considered in isolation or as a substitute for loss as a measure of performance. The calculation of this non-GAAP measure may not be comparable to similarly titled measures used by other companies.

Conference Call and Webcast

Management will hold a conference call today at 2:00pm Pacific (5:00pm Eastern) to review the fiscal 2015 fourth quarter and year end financial results.

Conference call details:

Dial-in (U.S.):	1-800-860-2442
Dial-in (Internationally):	1-412-858-4600
Conference Name:	“Cesca”

To listen to the audio webcast of the call during or after the event, please visit http://cescatherapeutics.com/investors/webcasts-calls/

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.

To access the replay:

Access number (U.S.):	1-877-344-7529
Access number (Internationally)	1-412-317-0088
Conference ID#:	10071281

About Cesca Therapeutics Inc.

Cesca Therapeutics Inc. (www.cescatherapeutics.com) is engaged in the research, development and commercialization of autologous cell-based therapeutics for use in regenerative medicine. The Company is a leader in the development and manufacture of automated blood and bone marrow processing systems that enable the separation, processing and preservation of cell and tissue therapy products. These include:

●	SurgWerks™; proprietary stem cell therapy point-of-care kits for the treatment of vascular and orthopedic indications that integrate the following indication specific elements:

●	Cell harvesting

●	Cell processing and selection

●	Cell diagnostics

●	Cell delivery

●	CellWerksTM; an integrated system including a protocol, disposables and equipment for intra-laboratory use in treatment of oncological and hematological disorders.

●	The AutoXpress® (AXP); a proprietary automated device, along with companion sterile blood processing disposables, for the harvesting of stem cells from cord blood.

●

The MarrowXpress™ (MXP); a device and disposable system based on the AutoXpress platform for the isolation and concentration of stem cells from bone marrow. Self-powered and microprocessor-controlled, the MXP contains flow control optical sensors that concentrates white blood cells from bone marrow to a user- defined volume in 40 minutes while retaining over 90% of mononuclear cells (MNCs).

●	The BioArchive® System; an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries, for cryopreservation and archiving of cord blood stem cell units for transplant.

Forward Looking Statement

The statements contained herein may include statements of future expectations and other forward looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements, including our ability to initiate and prosecute the pivotal CLIRST III trial, our ability to obtain efficacy consistent with prior CLI studies, continued FDA approval, Medicare reimbursement approval, timing of the Company’s future submission of IDE, PMA and/or Medicare reimbursement applications, or amendments to such applications, and outcomes from such submissions. Further, clinical trial outcomes are not predictable, and results may vary from the Company’s expectations, including the start of any such clinical trials, patient follow up issues, and costs associated with such trials. Further description of other risks that could cause actual events to differ from the outcomes predicted by Cesca Therapeutics' forward-looking statements is set forth under the caption "Risk Factors" in Cesca Therapeutics annual report on Form 10-K and other reports it files with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements. Contact: Cesca Therapeutics Inc. http://www.cescatherapeutics.com. Cesca may, at its discretion, choose to publish on-going interim notifications, requests for further information as received from the FDA, Medicare or equivalent foreign agencies, but as a general policy only makes announcements regarding material or significant information, such as filing of applications, approvals, initiation of studies, and conclusions.

Contact:
Cesca Therapeutics Inc.
http://www.cescatherapeutics.com
Investor Contact: Kirin Smith, ProActive Advisory Group
+ 1-646-863-6519, or ir@cescatherapeutics.com

Financials

Cesca Therapeutics Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)	June 30, 2015	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$3,357	$14,811
Accounts receivable, net	5,133	4,693
Inventories	4,598	5,606
Prepaid expenses and other current assets	163	217

Total current assets	13,251	25,327

Equipment, net	2,937	2,298
Goodwill	13,195	13,254
Intangible assets, net	21,295	21,928
Other assets	79	81

	$50,757	$62,888
Current liabilities:
Accounts payable	$5,079	$3,590
Accrued payroll and related expenses	705	599
Deferred revenue	635	638
Other current liabilities	1,527	1,553

Total current liabilities	7,946	6,380

Long-term liabilities	7,641	7,641
Other noncurrent liabilities	268	169

Total Liabilities	15,855	14,190

Stockholders' equity	34,902	48,698

	$50,757	$62,888

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands, except per share data)	2015	2014	2015	2014
Net revenues	$3,702	$3,838	$16,042	$15,987

Cost of revenues	2,823	2,667	11,293	10,101

Gross profit	879	1,171	4,749	5,886

Expenses:
Sales and marketing	658	852	2,974	2,968

Research and development	1,208	1,069	5,939	3,468

General and administration	1,398	2,527	10,695	8,490

Total operating expenses	3,264	4,448	19,608	14,926

Interest and other income (expense), net	9	5	7	6

Net loss before income tax benefits	(2,376)	(3,272)	(14,852)	(9,034)

Deferred income tax benefit	0	403	0	403

Net Loss	$(2,376)	$(2,869)	$(14,852)	$(8,631)
Basic and diluted net loss per common share	$(0.06)	$(0.08)	$(0.37)	$(0.36)

Shares used in computing per share data	40,458,380	35,161,096	40,351,946	24,234,348

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)	Years Ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(14,852)	$(8,631)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax benefit	--	(403)
Depreciation and amortization	1,351	993
Stock based compensation expense	1,247	679
Impairment of intangible asset	117	--
Net change in operating assets and liabilities:
Accounts receivable, net	(459)	515
Inventories	416	(1,279)
Prepaid expenses and other current assets	53	64
Other assets	1	(9)
Accounts payable	1,410	(295)
Accrued payroll and related expenses	105	96
Deferred revenue	43	282
Other liabilities	(81)	152

Net cash used in operating activities	(10,649)	(7,836)
Cash flows from investing activities:
Capital expenditures	(587)	(402)
Cash acquired in acquisition	--	351

Net cash provided by (used in) investing activities	(587)	(51)

Cash flows from financing activities:
Payments on capital lease obligations	(60)	--
Repayment of related party notes payable	--	(150)
Exercise of options and warrants	--	21
Issuance of common stock	--	16,004
Repurchase of common stock	(129)	(68)

Net cash used (provided by) in financing activities	(189)	15,807

Effects of foreign currency rate changes on cash and cash equivalents	(29)	7
Net decrease in cash and cash equivalents	(11,454)	(7,927)

Cash and cash equivalents at beginning of period	14,811	6,884
Cash and cash equivalents at end of period	$3,357	$14,811

Supplemental non-cash financing and investing information:
Transfer of inventories to equipment	$539	$99
Stock issued for repayment of related party note payable	--	$187
Equipment acquired by capital lease	$208	--

Cesca Therapeutics Inc.

Adjusted EBITDA

(Unaudited)

(in thousands)	Three Months Ended June 30,		Twelve Months Ended June 30,
	2015	2014	2015	2014
Loss from operations	$(2,383)	$(3,277)	$(14,859)	$(9,040)

Add (subtract):

Depreciation and amortization	338	406	1,351	993

Stock-based compensation expense	281	216	1,247	679

Impairment of intangible assets	--	--	117	--

Adjusted EBITDA loss	$(1,764)	$(2,655)	$(12,144)	$(7,368)